Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Concord Acquisition Corp III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(f)(1)	54,860,842(1)(2)	$10.56 (3)	$579,330,490.59	0.00014760	$85,509.18
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$579,330,490.59		$85,509.18
	Total Fees Previously Paid					$1,017,011,111.52		$150,110.84
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

1)   Based on the maximum number of shares of common stock, par value $0.0001 per share (“New GCT Common Stock”), of Concord Acquisition Corp III (“Concord III”, to be renamed GCT Semiconductor Holding, Inc. or “New GCT”), the registrant, estimated to be issued in connection with the business combination described herein (the “Business Combination”) pursuant to the Business Combination Agreement dated November 2, 2023 by and among between Concord III, GCT Semiconductor, Inc. (“GCT”), and Gibraltar Merger Sub Inc. (the “Business Combination Agreement). Such number of shares is estimated solely for the purpose of calculating the registration fee and is based on (1) 32,117,214 shares, the product of (a) the sum of (i) 129,395,774 shares of common stock of GCT (“GCT Common Stock”) issued and outstanding prior to the Business Combination, (ii) 11,714,285 warrants to purchase shares of GCT Common Stock, (iii) 3,579,294 options exercisable for shares of GCT Common Stock, (iv) 2,705,796 shares remaining for issuance under the 2011 Incentive Compensation Plan, (v) 22,809,820 shares issuable upon conversion of GCT convertible notes upon closing of the Business Combination and (vi) 4,725,390 shares to be issued upon conversion of GCT convertible notes by refixing the conversion price and (b) an estimated exchange ratio of 0.1836 (based on the estimated Aggregate Transaction Consideration divided by the Company Fully-Diluted Number (each as defined in the Business Combination Agreement) as of November 3, 2023), (2) 20,000,000 shares of New GCT Common Stock that may be issued as earnout to the stockholders of GCT as of immediately prior to the Closing and the PIPE Investors and/or CVT Investors (each as defined in the Business Combination Agreement) pursuant to the terms described in the Business Combination Agreement, and (3)2,743,628 shares of New GCT Common Stock to be issued to CVT Investors upon the conversion of convertible promissory notes In connection with the consummation of the Business Combination, Concord III will amend and restate its amended and restated certificate of incorporation such that there will only be one class of common stock outstanding at the time of closing of the Business Combination. As such, the shares to be issued to New GCT equityholders in connection with the closing of the Business Combination will be shares of New GCT Common Stock.

2)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

3)  Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Concord III Class A Common Stock on the New York Stock Exchange (“NYSE”) on December 19, 2023 ($10.56 per share), in accordance with Rule 457(f)(1) (within five business days prior to the date of the filing of the Registration Statement on Form S-4).